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                                                                     EXHIBIT 3.1



                          SECOND ARTICLES OF AMENDMENT
                                     TO THE
                           SECOND RESTATED CHARTER OF
                           RFS HOTEL INVESTORS, INC.


     UNDER SECTION 48-16-102(D) OF THE TENNESSEE BUSINESS CORPORATION ACT.


1.   The name of the corporation is RFS Hotel Investors, Inc.

2. Article 7 of the Corporation's Second Restated Charter, as amended on February 27, 1996 by the Articles of Amendment to the Second Restated Charter of RFS Hotel Investors, Inc., (the "Charter") is hereby deleted.

3.   Article 14 of the Corporation's Charter is hereby amended as follows:

          a) The first sentence of paragraph (d) is amended to read "Notwithstanding any other provisions hereof to the contrary and subject to the provisions of paragraph (e) and paragraph (k) of this Article 14, no person shall at any time directly or indirectly own in the aggregate more than 9.9% of the outstanding shares of capital stock of the Corporation (the "Limit")."

          b)   Paragraph (k) is added, providing in its entirety:

               (k) Securities Exchange Transactions. Nothing in this Charter shall prohibit the settlement of any transaction entered into through the facilities of any national securities exchange registered under the Securities Exchange Act of 1934 (the "Exchange Act") or of the national market system of a national securities association registered under the Exchange Act. The immediately preceding sentence shall not limit the authority of the Board of Directors to take any and all actions it deems necessary or advisable to protect the corporation and the interests of its shareholders in preserving the Corporation's status as a REIT, so long as such actions do not prohibit the settlement of any transactions entered into through the facilities of any national securities exchange registered under the Exchange Act or of the national market system of a national securities association registered under the Exchange Act.

4. The amendments do not provide for the exchange, reclassification or cancellation of existing shares.

5. The Articles of Amendment to the Amended and Restated Charter were duly adopted by the Board of Directors on April 29, 1996, and by the shareholders of the Corporation on June 21, 1996.

6. The amendment is to be effective when these articles of amendment are filed by the Secretary of State of the State of Tennessee.






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Dated:  June 27, 1996.




                              RFS HOTEL INVESTORS, INC.


                              By:  /s/ Robert M. Solmson
                                  ----------------------------------------

                              Name:   Robert M. Solmson
                                    --------------------------------------

                              Title:  Chairman and Chief Executive Officer
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